Exhibit 99.1

News Release

H&R Block Reports Fiscal 2011 Second Quarter Results

•	Net loss from continuing operations of $0.35 per share, compared to prior-year loss of $0.38 per share*
•	Consolidated net loss of $0.36 per share, compared to a loss of $0.38 per share in prior year
•	Total revenues down 1.0 percent to prior year

For Immediate Release:  Dec. 7, 2010

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal second quarter ended Oct. 31, 2010, of $106.8 million, or $0.35 per share compared to a loss of $126.5 million, or $0.38 per share in the second quarter a year ago.  H&R Block typically reports a second quarter operating loss due to the seasonality of its business.   The consolidated net loss was $109.0 million, or $0.36 per share, compared to a loss of $128.6 million, or $0.38 per share, in the prior year period.  Total revenues were down 1.0 percent from the prior year to $322.9 million.

“Our second quarter results met our expectations and we are aggressively preparing for the key second half of our fiscal year,” said Alan Bennett, president and chief executive officer of H&R Block. “Reversing our early-season client losses is our top priority and we will take strong actions to drive more traffic into our offices,” added Bennett.

For the six months ended Oct. 31, 2010, H&R Block reported a net loss from continuing operations of $234.5 million, or $0.75 per share, compared with a loss of $257.1 million, or $0.77 cents per share, for the same period of fiscal 2010.  Six-month revenues were $597.4 million in fiscal 2011 versus $601.6 million in the prior year.  Discontinued operations in the first half of fiscal 2011 recorded a loss of $5.3 million, or $0.02 per share, essentially flat to the prior year.

Tax Services

Second quarter Tax Services revenues grew 1.5 percent year-over-year to $110.9 million.  The segment reported a pretax loss of $154.4 million compared to a loss of $172.2 million a year ago.  Total expenses fell by $16.2 million, or 5.8 percent, primarily as a result of staff reductions and the closing of certain underperforming retail office locations.

* All per share amounts are based on fully diluted shares.

For the first six months of fiscal 2011, Tax Services revenues of $202.6 million were up 2.7 percent from $197.3 million last year.  The pretax loss of $329.0 million compares with a loss of $344.2 million in the year-ago period.

RSM McGladrey

Second quarter revenues fell 1.5 percent year-over-year to $203.4 million. The segment reported pretax income of $8.4 million compared to pretax income of $0.2 million a year ago.  Total expenses fell $11.4 million, or 5.5 percent, primarily due to reduced compensation in the current year period and litigation costs incurred in the prior year period.

Six-month segment revenues were $378.1 million, down 1.6 percent from $384.2 million in last year’s period.  Pretax income for the first six months of fiscal 2011 was $8.0 million, compared to income of $1.5 million in the prior-year period.

Corporate

Corporate includes support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate reported a pretax loss of $29.2 million for the second quarter ended Oct. 31, 2010, compared to a loss of $40.8 million in the prior year. Lower losses were due to reduced loss provisions on mortgage loans held for investment and corporate expense reductions.

For the first six months of fiscal 2011, a pretax loss of $61.4 million compares with a loss of $81.1 million in the year-ago period.

Net mortgage loans held for investment declined 20 percent from $671.0 million at Oct.. 31, 2009 to $537.2 million at Oct. 31, 2010.  Loss provisions on mortgage loans totaled $8.3 million during the quarter ended Oct. 31, 2010, a decline of $5.1 million compared with the prior year quarter.   Losses were lower due to a combination of declining delinquency rates and stabilizing home prices.  The loan loss allowance was $87.6 million, or 14.1 percent of outstanding principal at Oct. 31, 2010 compared to $96.0 million or 12.6 percent at Oct. 31, 2009.

Discontinued Operations

Sand Canyon Corporation (“SCC”, previously known as Option One Mortgage Corporation) ceased originating mortgage loans in December 2007 and, in April 2008, sold its servicing assets and discontinued its remaining operations.

During the second quarter ended Oct. 31, 2010, SCC received new claims for alleged breaches of representations and warranties in the total principal amount of $21 million, compared with $83 million in the prior year quarter.  Actual losses on representation and warranty claims totaled $3.4 million during the quarter ended Oct.31, 2010.

From May 1, 2008 through October 31, 2010, SCC has received cumulative repurchase claims totaling $707 million in unpaid principal and incurred net losses of approximately $58 million.  At Oct. 31, 2010, SCC’s reserve for estimated losses on contingent mortgage loan repurchase obligations totaled $184.7 million.  Claim activity and associated losses remain within SCC’s reserved expectations.

Share Repurchases & Dividends

The company repurchased and retired 3.5 million shares in the fiscal second quarter at a cost of $44.3 million.  A previously announced quarterly cash dividend of 15 cents per share is payable Jan. 3, 2011, to shareholders of record Dec. 13, 2010.

Conference Call

At 4:30 p.m. Eastern time today, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

             U.S./Canada (877) 809-6980 or International (706) 758-0071
             Conference ID: 26450535

The call will also be webcast in a listen-only format for the media and public.  The link to the webcast can be accessed directly at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 5:30 p.m. Eastern time on Dec. 7, and continuing until Jan. 1, 2011, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International).  The conference ID is 26450535.  The webcast will be available for replay beginning on Dec. 8 at http://investor-relations.hrblock.com

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.

For Further Information
Investor Relations:                                        Derek Drysdale, (816) 854-4513, derek.drysdale@hrblock.com
Media Relations:                                           Jennifer Love, (816) 854-4448, jennifer.love@hrblock.com

# # #

KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2010	2009	2010	2009

Tax Services	$ 110,921	$ 109,305	$ (154,355)	$ (172,188)
Business Services	203,426	206,602	8,397	174
Corporate and Eliminations	8,542	10,174	(29,161)	(40,839)
	$ 322,889	$ 326,081	(175,119)	(212,853)
Income tax benefit			(68,307)	(86,381)
Net loss from continuing operations			(106,812)	(126,472)
Net loss from discontinued operations			(2,237)	(2,115)
Net loss			$ (109,049)	$ (128,587)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			$ (0.35)	$ (0.38)
Net loss from discontinued operations			(0.01)	-
Net loss			$ (0.36)	$ (0.38)

Basic and diluted shares outstanding			306,804	335,346

	Six months ended October 31,
	Revenues		Income (loss)
	2010	2009	2010	2009

Tax Services	$ 202,566	$ 197,268	$ (328,979)	$ (344,162)
Business Services	378,136	384,220	7,964	1,495
Corporate and Eliminations	16,661	20,098	(61,421)	(81,059)
	$ 597,363	$ 601,586	(382,436)	(423,726)
Income tax benefit			(147,986)	(166,637)
Net loss from continuing operations			(234,450)	(257,089)
Net loss from discontinued operations			(5,280)	(5,132)
Net loss			$ (239,730)	$ (262,221)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			$ (0.75)	$ (0.77)
Net loss from discontinued operations			(0.02)	(0.01)
Net loss			$ (0.77)	$ (0.78)

Basic and diluted shares outstanding			313,247	334,939

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share data

	October 31,	October 31,	April 30,
	2010	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 959,746	$ 1,432,243	$ 1,804,045
Cash and cash equivalents - restricted	35,473	46,072	34,350
Receivables, net	416,333	461,485	517,986
Prepaid expenses and other current assets	324,014	361,186	292,655
Total current assets	1,735,566	2,300,986	2,649,036

Mortgage loans held for investment, net	537,226	671,049	595,405
Property and equipment, net	327,881	351,288	345,470
Intangible assets, net	373,324	378,112	367,432
Goodwill	867,417	856,880	840,447
Other assets	466,368	409,044	436,528
Total assets	$ 4,307,782	$ 4,967,359	$ 5,234,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 929,898	$ 1,493,726	$ 852,555
Accounts payable, accrued expenses and other current liabilities	660,999	608,149	756,577
Accrued salaries, wages and payroll taxes	81,163	83,321	199,496
Accrued income taxes	151,708	169,004	459,175
Current portion of long-term debt	3,407	3,667	3,688
Commercial paper borrowings	39,517	-	-
Current Federal Home Loan Bank borrowings	50,000	25,000	50,000
Total current liabilities	1,916,692	2,382,867	2,321,491

Long-term debt	1,041,103	1,032,562	1,035,144
Long-term Federal Home Loan Bank borrowings	25,000	75,000	25,000
Other noncurrent liabilities	445,182	405,833	412,053
Total liabilities	3,427,977	3,896,262	3,793,688

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,124	4,442	4,314
Additional paid-in capital	810,403	827,423	832,604
Accumulated other comprehensive income (loss)	2,757	66	1,678
Retained earnings	2,104,050	2,308,153	2,658,586
Less treasury shares, at cost	(2,041,529)	(2,068,987)	(2,056,552)
Total stockholders' equity	879,805	1,071,097	1,440,630
Total liabilities and stockholders' equity	$ 4,307,782	$ 4,967,359	$ 5,234,318

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2010	2009	2010	2009
Revenues:
Service revenues	$ 296,139	$ 294,958	$ 543,558	$ 542,943
Interest income	10,635	12,113	20,937	24,400
Product and other revenues	16,115	19,010	32,868	34,243
	322,889	326,081	597,363	601,586

Operating expenses:
Cost of revenues	392,950	410,949	760,966	797,399
Selling, general and administrative	108,943	129,685	225,972	232,902
	501,893	540,634	986,938	1,030,301

Operating loss	(179,004)	(214,553)	(389,575)	(428,715)
Other income, net	3,885	1,700	7,139	4,989

Loss from continuing operations before tax benefit	(175,119)	(212,853)	(382,436)	(423,726)
Income tax benefit	(68,307)	(86,381)	(147,986)	(166,637)

Net loss from continuing operations	(106,812)	(126,472)	(234,450)	(257,089)
Net loss from discontinued operations	(2,237)	(2,115)	(5,280)	(5,132)

Net loss	$ (109,049)	$ (128,587)	$ (239,730)	$ (262,221)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations	$ (0.35)	$ (0.38)	$ (0.75)	$ (0.77)
Net loss from discontinued operations	(0.01)	-	(0.02)	(0.01)
Net loss	$ (0.36)	$ (0.38)	$ (0.77)	$ (0.78)

Basic and diluted shares outstanding	306,804	335,346	313,247	334,939

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Six months ended October 31,
	2010	2009

Net cash used in operating activities	$ (548,001)	$ (786,152)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	30,829	38,693
Purchases of property and equipment, net	(35,005)	(7,280)
Payments made for business acquisitions, net	(43,310)	(6,606)
Other, net	30,851	18,473
Net cash provided by (used in) investing activities	(16,635)	43,280

Cash flows from financing activities:
Repayments of short-term borrowings	(75,000)	-
Proceeds from short-term borrowings	114,490	-
Customer banking deposits	77,023	638,466
Dividends paid	(95,068)	(100,784)
Repurchase of common stock, including shares surrendered	(283,470)	(3,785)
Proceeds from exercise of stock options	1,493	8,218
Other, net	(21,352)	(30,884)
Net cash provided by (used in) financing activities	(281,884)	511,231

Effects of exchange rates on cash	2,221	9,221

Net decrease in cash and cash equivalents	(844,299)	(222,420)
Cash and cash equivalents at beginning of the period	1,804,045	1,654,663
Cash and cash equivalents at end of the period	$ 959,746	$ 1,432,243

Supplementary cash flow data:
Income taxes paid	$ 103,803	$ 196,427
Interest paid on borrowings	30,933	37,304
Interest paid on deposits	3,828	4,134
Transfers of loans to foreclosed assets	11,185	9,212